OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


	   The following table sets forth information regarding the amount of the Common Stock beneficially owned, as of August 8, 2000, by persons known to the Company to be the beneficial owners of more than five percent of the Common Stock and by each director of the Company, the executive officers of the Company named in the Summary Compensation
Table of the Company's 2000 proxy statement dated February 1, 2000, and all directors and executive officers as a group. On August 8, 2000, there were issued and outstanding 4,065,830 shares of Common Stock.

                                     Shares
                                         Beneficially
               Name                        Owned (1)       Percent
State of Wisconsin Investment Board . .  	500,000 (2)	 	12.3%
P. O. Box 7842
Madison, Wisconsin 53707

Franklin Resources, Inc.  . . . . . . .  	437,500 (3)		10.8%
777 Mariners Island Boulevard
San Mateo, California 94404

NS Group, Inc.  . . . . . . . . . . . . 	400,000 (4)	 	 9.8%
Ninth and Lowell Streets
Newport, Kentucky 41072

FMR Corp. . . . . . . . . . . . . . . .  	367,500 (5)         9.0%
82 Devonshire Street
Boston, Massachusetts 02109-3614

Tontine Partners, L.P.  . . . . . . . . 	237,700 (6) 	 	 5.8%
200 Park Avenue
New York, NY 10166

Charles C. Hanebuth . . . . . . . . . . 	241,068 (7)	 	 5.7%
Clifford R. Borland . . . . . . . . . . 	  8,537 	  	  (8)
Carl E. Edwards, Jr.  . . . . . . . . . 	 10,649	        (8)
J. Marvin Quin II . . . . . . . . . . .   18,296	        (8)
David C. Struve . . . . . . . . . . . .	 17,100	        (8)
William J. Jessie . . . . . . . . . . . 	116,964 (9)         2.8%
Joseph E. Harrison  . . . . . . . . . . 	 85,965 (10)        2.1%
William H. Gerak  . . . . . . . . . . .  	 61,286 (11)        1.5%
Directors and Executive Officers
  as a Group (8 persons)  . . . . . . . 	559,865 (12)       12.8%

(1)	Under the rules of the Securities and Exchange Commission ("SEC"), persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities.

(2)	Based on Amendment No. 6 to Schedule 13G filed with the SEC on
February 10, 2000, the State of Wisconsin Investment Board has sole voting and dispositive power as to 500,000 shares.

(3)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on
January 19, 2000 by Franklin Resources, Inc. ("Franklin
Resources"), Franklin Resources, an institutional investment manager, has sole voting power and shared dispositive power as to 437,500 shares.

(4)	NS Group, Inc., a Kentucky corporation ("NS Group"), obtained such shares in connection with the initial public offering of shares of the Company's Common Stock as partial consideration for the transfer of all of the assets and liabilities of a subsidiary of NS Group to the Company. Clifford R. Borland, a director of the Company, serves as Chairman and Chief Executive Officer of NS
Group. Mr. Borland disclaims beneficial ownership of the shares owned by NS Group.

(5)	Based on Schedule 13G date February 14, 2000 filed with the SEC by
FMR Corp. ("FMR").  Fidelity Management & Research Company
("Fidelity"), a wholly-owned subsidiary of FMR, provides investment advisory service to various investment companies (the "Fidelity
Funds").  Fidelity Low-Priced Stock Fund, one of the Fidelity
Funds, owns the 367,500 shares. The Edward C. Johnson III family, together with trusts for the benefit of his family, own stock representing approximately 49% of the voting power of FMR. Edward
C. Johnson III, through control of FMR and Fidelity, has sole dispositive power as to 367,500 shares. The Board of Trustees of Fidelity Low-Priced Stock Fund has sole voting power as to 367,500 shares.

(6)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on
February 9, 2000 by Tontine Partners, L.P., a Delaware limited partnership ("TP"), Tontine Management, L.L.C., a Delaware limited liability company ("TM"), Tontine Overseas Associates, L.L.C., a Delaware limited liability company and investment advisor ("TOA"), and Jeffrey L. Gendell, an individual, TP, TM, TOA and Mr. Gendell have shared voting power and shared dispositive power as to 237,700 shares.

(7)	Includes 172,605 share which Mr. Hanebuth has the right to acquire upon the exercise of stock options within 60 days of August 8, 2000. Excludes 203 shares owned separately by Mr. Hanebuth's spouse and children; Mr. Hanebuth disclaims that he is the beneficial owner of such shares.

(8)	Shares beneficially owned do not exceed one percent of the
outstanding shares of Common Stock.

(9)	Includes 55,217 shares which Mr. Jessie has the right to acquire upon the exercise of stock options within 60 days of August 8, 2000.

(10)	Includes 52,882 shares which Mr. Harrison has the right to acquire upon the exercise of stock options within 60 days of August 8, 2000.

(11)	Includes 35,964 shares which Mr. Gerak has the right to acquire upon the exercise of stock options within 60 days of August 8, 2000.

(12)	Includes 316,668 shares subject to options as described in the foregoing notes.